STEPHEN E. ROTH
DIRECT LINE: 202-383-0158
Internet: sroth@sablaw.com
April 30, 2004

Board of Directors
The Union Central Life
   Insurance Company
1876 Waycross Road
P.O. Box 40888
Cincinnati, OH  45240

Re:  Carillon Life Account

Ladies and Gentlemen:
We consent to the reference to our firm under the heading
"Legal Matters" in the statement of additional information included in Post-Effective Amendment No. 13 to the Registration Statement on Form N-6 for certain individual flexible premium variable universal life insurance policies issued through Carillon Life Account of The Union Central
Life Insurance Company (File No. 33-94858). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

SUTHERLAND ASBILL & BRENNAN LLP


By:  /s/ Stephen E. Roth

        Stephen E. Roth